UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Orbitz Worldwide, Inc.

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (this “Amendment”) is being filed to amend Orbitz Worldwide, Inc.’s definitive proxy statement for its 2015 Annual Meeting of Stockholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on April 10, 2015, in order to amend the items identified below. All other items of the Proxy Statement are incorporated herein by reference without changes. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement.

AMENDMENTS TO PROXY STATEMENT

The information set forth under the caption “Litigation Relating to the Merger” on each of pages 13 and page 61 of the Proxy Statement is amended by deleting the last paragraph under each of such sections and replacing it with the following:

On May 20, 2015, Orbitz, Orbitz’s directors, and the Consolidated Action plaintiffs entered into an agreement in principle to settle such putative class action lawsuit. The agreement in principle is set forth in a Memorandum of Understanding (“MOU”) executed by counsel for Orbitz and its directors and counsel for plaintiffs in the Consolidated Action, who agreed to enter into a stipulation of settlement as soon as practicable. The basic terms of the settlement, which is subject to court approval, include that (1) the defendants have denied, and continue to deny, that any of them has committed or has threatened to commit, or aided and abetted any other person in the commission or threatened commission of, any wrongdoing, violation of law or breach of duty; (2) Orbitz has agreed to make the additional disclosures set forth in Amendment No. 1 to the Schedule 14A; (3) the Consolidated Action will be conditionally certified, for settlement purposes only, as a class action; and (4) plaintiffs will dismiss their claims and provide releases to the defendants as specified in the MOU. The settlement is conditioned upon, among other things, definitive documentation, court approval, and the dismissal of the Consolidated Action.

The fifth sentence of the paragraph originally beginning on page 34 and ending on page 35 of the Proxy Statement in the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” is amended to read in its entirety as follows:

In addition, our Board elected not to form a strategic options committee, and instead designated Mark Britton, Scott Forbes and Brad as members of a working group to lead coordination with management on the potential sale process.

The last full paragraph originally set forth on page 34 of the Proxy Statement in the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” is amended by inserting the following as the second to last sentence of the paragraph:

Management noted that it had scheduled a meeting in late September with another potential strategic acquiror, which we refer to as “Party C” in this proxy statement.

The last sentence of the first full paragraph originally set forth on page 35 of the Proxy Statement in the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” is amended to read in its entirety as follows:

The Board further authorized management to continue discussions with Party A and Party B regarding a potential commercial relationship and possible minority investment, and to engage Party C in discussions about a potential acquisition of Orbitz. As part of a periodic review of the company’s takeover defense profile, the Board adopted certain amendments to its bylaws and reviewed with the company’s attorneys certain additional takeover defenses, including a shareholder rights plan, that the Board could consider adopting in the future in response to threats that could arise to the long-term interest of the company’s stockholders.

The third complete paragraph originally set forth on page 45 of the Proxy Statement in the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” is amended to read in its entirety as follows:

On the evening of February 11, 2015, our Board held a meeting to consider approval of the proposed merger agreement. At this meeting:

•	representatives of Latham & Watkins reviewed with our Board its fiduciary duties when considering the proposed transaction;

•	management and representatives of Latham & Watkins and Qatalyst Partners, respectively, reviewed with our Board the outcome of negotiations with Expedia and the revised terms and conditions of the proposed merger agreement, including as to the termination fees and Expedia’s commitment to obtain regulatory approvals and the continuity program;

•	members of our senior management gave our Board their unanimous recommendation in favor of the merger; and

•	representatives of Qatalyst Partners summarized the material analyses performed by Qatalyst Partners in connection with its opinion, which included a comparison of selected financial information and public market multiples for the company with publicly available information and public market multiples for selected companies and an illustrative discounted cash flow analysis (which analyses are described further in the section entitled “Opinion of Orbitz’s Financial Advisor” below), and noted that Qatalyst Partners had previously reviewed the financial terms of certain business combinations in the online travel industry, but determined in its professional judgment that such transactions were not relevant to its financial analysis in rendering its opinion; and

•	representatives of Qatalyst Partners orally delivered its opinion to our Board (which was subsequently confirmed in writing by delivery of a written opinion dated as of February 11, 2015) that, as of February 11, 2015, and based upon and subject to the considerations, limitations and other matters set forth in the written opinion, the $12.00 per share cash consideration to be received by the holders of our common stock, other than Expedia or any affiliates of Expedia, pursuant to the merger agreement is fair, from a financial point of view, to such holders. See “—Opinion of Orbitz’s Financial Advisor” beginning on page 50 of this proxy statement.

The paragraph under the caption “Regulatory Commitments” in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger,” which was originally set forth on page 48 of the Proxy Statement, is amended by adding the following sentence at the end of the paragraph:

The Board considered the historical regulatory reverse termination fee information provided by Qatalyst Partners and observed that the mean regulatory reverse termination fee for mergers and acquisitions with an enterprise value of greater than $400 million from 2007 to the present was 5.7% of enterprise value.

The paragraph under the caption “Termination Fee” in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger,” which was originally set forth on page 50 of the Proxy Statement, is amended by adding the following sentence at the end of the paragraph:

The Board considered the historical target termination fee information provided by Qatalyst Partners and observed that the mean target termination fee for mergers and acquisitions with an enterprise value of between $1 billion and $3 billion from 2010 to the present was 2.81% of enterprise value.

The information set forth in clauses (b) and (c) under the caption “Illustrative Discount Cash Flow Analysis” in the section entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Orbitz’s Financial Advisor,” which was originally set forth on page 52 of the Proxy Statement, is amended to read in its entirety as follows:

(b)	the implied net present value of a corresponding terminal value of the company, calculated by multiplying the estimated Adjusted EBITDA in calendar year 2019, based on the management projections, by a range of multiples of enterprise value to next-twelve-months estimated Adjusted EBITDA of 6.0x to 8.0x and discounted to present value using the same range of discount rates used in item (a) above (the use of Adjusted EBITDA as the basis for the calculation of the terminal value of the company was determined by Qatalyst Partners using its professional judgment);

(c)	the implied net present value associated with the company’s U.S. federal and United Kingdom net operating loss carry-forwards based on the management projections and using U.S. federal and U.K. effective tax rates provided by our management; and

The information set forth in the table under the caption “Selected Companies Analysis” in the section entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Orbitz’s Financial Advisor,” which was originally set forth on page 53 of the Proxy Statement, is amended as follows:

Global Travel	CY15E Adjusted EBITDA Multiple
Expedia, Inc.	10.2x
HomeAway, Inc.	17.0x
The Priceline Group Inc.	13.6x
TripAdvisor, Inc.	17.4x

International Travel	CY15E Adjusted EBITDA Multiple
eDreams ODIGEO, S.A.	7.6x
Rakuten, Inc.	14.9x
Recruit Holdings Co., Ltd.	8.5x

The second sentence of the first paragraph of the section entitled “Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of Orbitz,” which was originally set forth on page 58 of the Proxy Statement, is amended to read in its entirety as follows:

However, in connection with the evaluation of a possible transaction, the company provided the Board and Qatalyst Partners certain non-public, unaudited, stand-alone financial projections that were prepared by our management in December 2014 and not for public disclosure representing management’s best estimate of the future performance of the company.

The table entitled “Management Projections” in the section entitled “Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of Orbitz,” which was originally set forth on pages 58-59 of the Proxy Statement, is amended to read in its entirety as follows:

The following tables present selected management projections for the fiscal years ending 2015 through 2019 on a standalone basis.

Management Projections

	Year Ending December 31,
	2015 E		2016 E	2017 E	2018 E	2019 E
	(in millions)
Net Revenue	$978	*	$1,060	$1,145	$1,231	$1,323
Adjusted EBITDA (1)	$173	*	$195	$221	$238	$255
Unlevered Free Cash Flow (2)	$83		$81	$97	$130	$149
Tax Sharing Payments (3)	$(19)		$(28)	$(36)	$(8)	—

*	Projection provided to Expedia.
(1)	EBITDA” is defined in this proxy statement as net income or net loss plus (a) net interest expense, (b) provision for income taxes and (c) depreciation and amortization. “Adjusted EBITDA” is defined in this proxy statement as a representation of EBITDA adjusted for stock-based compensation and acquisition-related integration costs. EBITDA and Adjusted EBITDA are not defined terms under GAAP and should not be used as an alternative to net income or net loss as a measure of operating performance.
(2)	Unlevered Free Cash Flow is calculated using a normalized effective tax rate of 37%, which reflects management’s best estimate, and includes projected payments under the company’s tax sharing agreement entered into in connection with Orbitz’s initial public offering in 2003.
(3)	Projected payments under the company’s tax sharing agreement entered into in connection with Orbitz’s initial public offering in 2003.

The beginning of the second paragraph of the section entitled “Terms of the Merger Agreement—Termination Fee; Effect of Termination,” which was originally set forth on page 91 of the Proxy Statement, is amended to read as follows:

Under the merger agreement, Expedia must pay Orbitz a fee of $115 million (approximately $23 million of which Orbitz is contractually obligated to pay Qatalyst Partners, less $3 million of which was payable upon delivery of Qatalyst Partners’ opinion) if the merger agreement is terminated by Expedia or Orbitz due to:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

This Amendment No. 1 and the Proxy Statement are available at www.proxyvote.com.